Exhibit 99.1

                SciClone Reports First Quarter Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--April 27, 2004--SciClone Pharmaceuticals, Inc. (Nasdaq:SCLN) today reported results for the first quarter ended March 31, 2004. Revenues from sales of ZADAXIN(R) the company's lead product, totaled $5,414,000, an 8% increase over the $5,000,000 reported for the first quarter of 2003. In addition, the company reported $228,000 in contract revenue. Net loss for the first quarter 2004 was $3,133,000 or $0.07 per share, compared to a net loss of $2,862,000, or $0.08 per share in the first quarter of 2003. Research and development expenses were $3,931,000 compared to $3,783,000 during the first quarter of 2003. Cash, cash equivalents, and short-term investments totaled $58,253,000 at March 31, 2004, compared to $62,975,000 at December 31, 2003.
    Richard A. Waldron, SciClone's Chief Financial Officer, commented, "We are pleased with our continued progress against our operational and financial plans. As we proceed with our phase 3 clinical trials and begin new initiatives in product development, our research and development expenses may vary substantially from quarter to quarter and are expected to be higher in the second quarter compared to the first quarter. However, our current financial guidance for this and other key financial items for the year 2004 is unchanged. For 2004, we expect net sales of ZADAXIN of approximately $21 to $22 million, research and development expenses of between $21 and $23 million, net loss of $18 to $20 million, and year-end cash, cash equivalents and short-term investments of $43 to $47 million. We now expect a smaller net loss per share of between $0.40 and $0.45." At the end of the first quarter SciClone had 44.6 million shares outstanding.
    "During the first quarter, we made steady progress in our development programs as well as our international operations. We continue to enroll cirrhotic patients in the second of our two U.S. phase 3 hepatitis C clinical trials and remain on track to complete enrollment by the end of the second quarter of 2004 and to complete both trials by the end of 2005," stated Donald R. Sellers, President and Chief Executive Officer of SciClone Pharmaceuticals, Inc. "In addition, during the quarter we announced continued success from the triple therapy open-label clinical trial in Mexico using ZADAXIN in combination with pegylated interferon alpha and ribavirin for the treatment of hepatitis C non-responder patients."

    Recent highlights:

    -- In February, SciClone reported positive 24-week data on 22 patients participating in its triple therapy open-label clinical trial in Mexico using ZADAXIN in combination with pegylated interferon alpha and ribavirin for hepatitis C patients who have not responded to previous interferon and ribavirin therapy. After 24 weeks of triple therapy, 41% of these non-responder patients tested HCV RNA negative and 50% showed a virologic response. By comparison, separate recent studies show that approximately 30% of such non-responder patients treated with only pegylated interferon alpha and ribavirin tested HCV RNA negative.

    -- In March, SciClone announced results published in Blood Online (www.bloodjournal.org) from a mouse model study using ZADAXIN's immune enhancement properties for the treatment of invasive aspergillosis, a commonly fatal infection in patients with suppressed immune systems. This animal study demonstrates that the mechanism of action of ZADAXIN includes in its pathway effects on toll-like receptors (TLRs) that highlights ZADAXIN's ability to affect both the innate arm of the immune system as well as its previously well documented effects on the adaptive immune system.

    -- In April, SciClone announced an ongoing clinical trial using a high dose of ZADAXIN in combination with lamivudine, the most widely used treatment for chronic hepatitis B, to explore the possibility of increasing the efficacy of current treatment for chronic hepatitis B patients. The study is being conducted in Taiwan and is led by Dr. Yun-Fan Liaw, a world recognized hepatologist and the past president of the Asian-Pacific Association for the Study of the Liver (APASL).

    SciClone management will host a live audio webcast and conference call at 2 p.m. EDT (11 a.m. PDT) today, Tuesday, April 27, 2004. The conference call will include forward-looking statements. Financial information to be discussed in the conference call will be posted on the investor relations section of SciClone's website at http://www.sciclone.com prior to the commencement of the conference call. To participate in the conference call, please log on at http://www.sciclone.com or call 800-299-8538 (US and Canada) or 617-786-2902 (International) and enter passcode 45362288. A replay of the conference call will be available for two weeks following the date of the call. To access the replay, log on to http://www.sciclone.com or call 888-286-8010 (US and Canada) or 617-801-6888 (International) and enter passcode 18761431.

    About SciClone

    SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone is currently evaluating its lead product ZADAXIN in several clinical trials, including two phase 3 hepatitis C clinical trials in the U.S., a completed phase 3 hepatitis B clinical trial in Japan, a phase 2 malignant melanoma clinical trial in Europe, two phase 2 liver cancer pilot studies in the U.S., a hepatitis C triple therapy open-label clinical trial in Mexico, and a hepatitis B combination therapy trial in Taiwan. The Company's other principal drug development candidate is SCV-07, a potentially orally available therapeutic to treat viral and infectious diseases. For more information about SciClone, visit www.sciclone.com.

    The information in this press release contains forward-looking statements including our expectations and beliefs regarding future sales of our products, future financial results and research and development expense levels, timing and completion of enrollment for our second phase 3 hepatitis C clinical trial; timing and completion of both of our phase 3 hepatitis C clinical trials and the fact that the experimental or clinical data described or compared may imply certain actual results in human clinical trials or in larger patient populations. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including changes in demand for ZADAXIN, the progress or failure of clinical trials, the statistical significance of data obtained from clinical trials, the speed with which patients are enrolled in our trials and programs, competition for enrollment of patients meeting a particular patient profile, our ability to enroll a sufficient number of eligible patients to yield statistically significant results, maintenance of the sufficiency and eligibility of the enrolled patient population, future actions by the US Food and Drug Administration, the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies and the fact that comparisons between clinical trials or studies conducted under varying conditions cannot be relied upon as conclusive evidence as to relative therapeutic benefit, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.


                      SCICLONE PHARMACEUTICALS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)

                                                Three months ended
                                                     March 31,
                                                2004         2003
                                             ------------ ------------

Product sales                                 $5,414,000   $5,000,000
Contract revenue                                 228,000      224,000
                                             ------------ ------------

Total revenue                                  5,642,000    5,224,000
Cost of product sales                          1,142,000    1,016,000
                                             ------------ ------------

Gross margin                                   4,500,000    4,208,000

Operating expenses:
   Research and development                    3,931,000    3,783,000
   Sales and marketing                         2,443,000    2,229,000
   General and administrative                  1,293,000    1,012,000
                                             ------------ ------------
Total operating expenses                       7,667,000    7,024,000
                                             ------------ ------------

Loss from operations                          (3,167,000)  (2,816,000)

Interest and investment income                   116,000       53,000
Interest and investment expense                  (90,000)     (91,000)
Other income (expense), net                        8,000       (8,000)
                                             ------------ ------------

Net loss                                     $(3,133,000) $(2,862,000)
                                             ============ ============

Basic and diluted net loss per share              ($0.07)      $(0.08)
                                             ============ ============

Weighted average shares used in computing
 basic and diluted net loss per share         44,569,087   37,320,130
                                             ============ ============


                    SCICLONE PHARMACEUTICALS, INC.
                     CONSOLIDATED BALANCE SHEETS

                                ASSETS

                                             March 31,   December 31,
                                               2004          2003
                                           ------------- -------------
                                            (unaudited)
Current assets:
  Cash and cash equivalents                 $48,121,000   $52,899,000
  Restricted short-term investments             694,000       695,000
  Other short-term investments                9,438,000     9,381,000
  Accounts receivable, net of allowance of
   $638,000 in 2004 and 2003                 10,386,000    10,142,000
  Inventories                                 5,622,000     5,778,000
  Prepaid expenses and other current assets   2,001,000     2,456,000
                                           ------------- -------------
Total current assets                         76,262,000    81,351,000
Property and equipment, net                     317,000       325,000
Intangible assets, net                          595,000       612,000
Other assets                                  1,541,000     1,534,000
                                           ------------- -------------
Total assets                                $78,715,000   $83,822,000
                                           ============= =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                           $1,860,000    $3,423,000
  Accrued compensation and employee
   benefits                                     743,000     1,440,000
  Accrued clinical trials expense             2,487,000     1,889,000
  Accrued professional fees                     161,000       481,000
  Deferred revenue                              537,000       537,000
  Other accrued expenses                        647,000       631,000
                                           ------------- -------------
Total current liabilities                     6,435,000     8,401,000
Deferred revenue                                537,000       671,000
Other long term liabilities                     900,000       900,000
Convertible notes payable                     5,600,000     5,600,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.001 par value;
   10,000,000 shares authorized; no shares
   outstanding in 2004 and 2003,
   respectively                                   - - -         - - -
  Common stock; $0.001 par value;
   75,000,000 shares authorized;
   44,583,412 and 44,484,144 shares issued
   and outstanding                               45,000        44,000
  Additional paid-in capital                206,389,000   206,320,000
  Accumulated other comprehensive income        232,000       176,000
  Accumulated deficit                      (141,423,000) (138,290,000)
                                           ------------- -------------
Total stockholders' equity                   65,243,000    68,250,000
                                           ------------- -------------
Total liabilities and stockholders' equity  $78,715,000   $83,822,000
                                           ============= =============


                      SCICLONE PHARMACEUTICALS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                                Three months ended
                                                     March 31,
                                                2004         2003
                                             ------------ ------------

Operating activities:
Net loss                                     $(3,133,000) $(2,862,000)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                   50,000       45,000
  Changes in operating assets and
   liabilities:
    Accounts receivable, net                    (244,000)  (1,265,000)
    Inventories                                  156,000       46,000
    Prepaid expenses and other assets            441,000      (83,000)
    Accounts payable and other accrued
     expenses                                 (1,546,000)    (476,000)
    Accrued compensation and employee
     benefits                                   (697,000)    (525,000)
    Accrued clinical trials expense              598,000      (29,000)
    Accrued professional fees                   (320,000)    (117,000)
    Deferred revenue                            (134,000)    (224,000)
                                             ------------ ------------
Net cash used in operating activities         (4,829,000)  (5,490,000)
                                             ------------ ------------

Investing activities:
  Purchase of property and equipment             (19,000)      (4,000)
                                             ------------ ------------
Net cash used in investing activities            (19,000)      (4,000)
                                             ------------ ------------

Financing activities:
  Proceeds from issuance of common stock, net
   of financing costs                             70,000    1,948,000
                                             ------------ ------------
Net cash provided by financing activities         70,000    1,948,000
                                             ------------ ------------

Net decrease in cash and cash equivalents (4,778,000) (3,546,000) Cash and cash equivalents, beginning of
 period                                       52,899,000   20,233,000
                                             ------------ ------------
Cash and cash equivalents, end of period     $48,121,000  $16,687,000
                                             ============ ============

    CONTACT: SciClone Pharmaceuticals, Inc.
             Richard A. Waldron, 650-358-3437